UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 9, 2021

AERPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38560	61-1547850
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9987 Carver Road Cincinnati, OH		45242
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (513) 985-1920

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	ARPO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition Services Agreement with Kevin Peters, M.D.

As previously announced, on January 26, 2021, Kevin Peters, M.D. was notified of a planned termination of his employment as part of the Company’s proposed reduction in force. In connection with such termination, on February 9, 2021, Dr. Peters entered into a transition services agreement with the Company. The transition services agreement provides for Dr. Peters’ departure from his positions as Chief Scientific Officer and Chief Medical Officer of the Company, effective as of the Date of Termination (as defined in the transition services agreement). As a result, Dr. Peters will continue to provide transitional services to the Company until the earlier of March 31, 2021 or the last day of the ongoing trial conducted with MTEC designated RESCUE. Under this transition services agreement, Dr. Peters is entitled to receive a continuation of his current base salary, remain eligible to participate in the Company’s group employee benefit plans and continue to vest in his outstanding equity awards during this transition period. In connection with the ending of his employment, Dr. Peters will receive his current base salary through the Date of Termination, any unused vacation accrued through the Date of Termination, unpaid expense reimbursements, and any vested benefits under any employee benefit plan through the Date of Termination. Additionally, if Dr. Peters complies with the transition services agreement and satisfies the conditions set forth therein, then following the Date of Termination, Dr. Peters will be entitled to receive (i) monthly cash payments in an amount equal to 12 months of his current base salary, (ii) a monthly cash payment for 12 months for medical and dental benefits or Dr. Peters’ COBRA health continuation period, whichever ends earlier, and (iii) acceleration of vesting on any time-based stock options in which Dr. Peters would have vested if he had remained employed for an additional 12 months. However, in the event that Dr. Peters complies with the transition services agreement and satisfies the conditions set forth therein, and a change in control (as defined in his transition services agreement) occurs prior to his Date of Termination or within three months following the Date of Termination, then in lieu of the severance payments and benefits described in the preceding sentence, Dr. Peters will be entitled to receive: (i) a lump sum in cash in an amount equal to 1.5 times the sum of both Dr. Peters’ current base salary (as defined in his transition services agreement) plus his target annual incentive bonus (as defined in his transition services agreement) for the year in which the termination occurs, (ii) a monthly cash payment for 18 months for medical and dental benefits or Dr. Peters’ COBRA health continuation period, whichever ends earlier, and (iii) acceleration of vesting on any stock options subject to time-based vesting. The transition services agreement also contains a general release of claims against the Company and a nondisparagement provision.

The foregoing description of the transition services agreement with Dr. Peters is qualified in its entirety by reference to the complete text of such agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Transition Services Agreement, entered into on February 9, 2021, by and between Aerpio Pharmaceuticals, Inc. and Kevin Peters

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2021	AERPIO PHARMACEUTICALS, INC.

	By:	/s/ Joseph Gardner, Ph.D.
Joseph Gardner
President and Founder